Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Home Touch Holding Company

We hereby consent to the use in this Registration Statement on Amendment No. 4 to Form S-1 of our report dated July 22, 2009 relating to the consolidated financial statements of Home Touch Holding Company as of and for the years ended March 31, 2009 and 2008, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, appearing in this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ ZYCPA Company Limited

ZYCPA Company Limited
(Formerly Zhong Yi (Hong Kong) C.P.A. Company Limited)
Certified Public Accountants

Hong Kong, China
October 22, 2009